NL Industries, Inc. Three Lincoln Centre 5430 LBJ Freeway, Suite 1700 Dallas, TX 75240-2697	Contact: Gregory M. Swalwell Executive Vice President and Chief Financial Officer (972) 233-1700
News Release

FOR IMMEDIATE RELEASE
NL REPORTS THIRD QUARTER 2014 RESULTS

DALLAS, TEXAS – November 7, 2014 - NL Industries, Inc. (NYSE:NL) today reported net income attributable to NL stockholders of $13.9 million, or $.29 per share, in the third quarter of 2014 compared to a net loss attributable to NL stockholders of $5.9 million, or $.12 per share, in the third quarter of 2013.  For the first nine months of 2014, NL reported net income attributable to NL stockholders of $23.1 million, or $.47 per share, compared to a net loss attributable to NL stockholders of $22.3 million, or $.46 per share in the first nine months of 2013.

Net sales increased $2.3 million in the third quarter of 2014 and $9.4 million in the first nine months of 2014 compared to the same periods in 2013, led by strong demand within CompX's Security Products business, including a new initiative for an existing government customer, increased market penetration in electronic locks and strong demand in transportation markets. Sales from CompX's Marine Components business also contributed to the increase, reflecting greater penetration into non high-performance marine markets.  Income from operations attributable to CompX increased to $3.4 million in the third quarter of 2014 compared to $3.0 million in the third quarter of 2013, and increased to $10.6 million in the first nine months of 2014 compared to $7.3 million in the first nine months of 2013, primarily due to improved coverage of fixed manufacturing costs over increased production volumes to meet the higher demand for CompX's products, partially offset by the impact of lower variable margins due to relative changes in customer and product mix as well as increased personnel costs and depreciation within Security Products.

 Kronos' net sales of $414.8 million in the third quarter of 2014 were $4.3 million, or 1%, lower than in the third quarter of 2013.  Net sales of $1,278.4 million in the first nine months of 2014 were $85.4 million, or 6%, lower than in the first nine months of 2013.  Kronos' net sales decreased in the third quarter of 2014 as compared to the third quarter of 2013 primarily due to lower average TiO2 selling prices, partially offset by higher sales volumes.  Net sales decreased in the first nine months of 2014 as compared to the same prior year period primarily due to lower average TiO2 selling prices and lower sales volumes.  Kronos' average TiO2 selling prices were 6% lower in the third quarter of 2014 as compared to the third quarter of 2013, and were 5% lower in the year-to-date period.  Average TiO2 selling prices at the end of the third quarter of 2014 were 7% lower than at the end of 2013, with most of the decline occurring in the first half of the year and with lower prices in most major markets, most notably in certain export markets.  Kronos' TiO2 sales volumes in the third quarter of 2014 were approximately 4% higher as compared to the third quarter of 2013 due to higher sales primarily in certain export and U.S. markets. TiO2 sales volumes in the first nine months of 2014 were approximately 4% lower as compared to the same period in 2013 primarily due to lower sales in certain export markets. Fluctuations in currency exchange rates also impacted Kronos' net sales, increasing net sales by approximately $3 million in the third quarter and approximately $23 million in the first nine months of 2014.  The table at the end of this press release shows how each of these items impacted the overall decrease in Kronos' sales.

Kronos' income from operations increased by $84.9 million from a loss of $37.0 million in the third quarter of 2013 to income of $47.9 million in the third quarter of 2014. Kronos' income from operations increased by $249.8 million from a loss of $131.6 million in the first nine months of 2013 to income of $118.2 million in the first nine months of 2014. Kronos' income from operations increased in 2014 primarily due to the net effects of lower manufacturing costs (primarily raw materials), higher production volumes, lower sales volumes in the year-to-date period, lower selling prices, and a $35 million third quarter 2013 litigation settlement charge (NL's equity interest in such charge was $4.5 million or $.09 per share, net of income tax benefit).  Kronos' TiO2 production volumes were 18% higher in the third quarter of 2014 as compared to the third quarter of 2013, and were 8% higher in the year-to-date period.  Kronos' production capacity utilization rates in the first nine months of 2014 were impacted by the lockout at its Canadian production facility that began in late June 2013 and ended in December 2013, as restart of production at the facility did not begin until February 2014.  Kronos operated its production facilities at overall average capacity utilization rates of 94% in the first nine months of 2014 (90%, 97% and 96% in each of the first, second and third quarters, respectively), primarily as a result of the restart of production at its Canadian facility.  Fluctuations in currency exchange rates also impacted Kronos' net sales, increasing income from operations by approximately $8 million in the third quarter and by approximately $28 million in the year-to-date period, respectively.

As previously reported, Kronos recognized an aggregate $8.9 million pre-tax charge (NL's equity interest was $1.2 million, or $.02 per share, net of income taxes) in the first and third quarters of 2013 consisting of the write-off of unamortized original issue discount costs and deferred financing costs related to the voluntary prepayment of Kronos' prior term loan by $290 million in the first quarter of 2013 and the remaining $100 million in the third quarter of 2013.

Kronos' income tax expense in the first nine months of 2014 includes an aggregate second quarter non-cash income tax benefit of $5.7 million (NL's equity interest was $1.1 million, or $.02 per share, net of income taxes) related to a net reduction of its reserve for uncertain tax positions.

Insurance recoveries reflect, in part, amounts we received from certain of our former insurance carriers and relate to the recovery of prior lead pigment and asbestos litigation defense costs incurred by us.  Such insurance recoveries aggregated $10.0 million ($6.5 million, or $.13 per share, net of income taxes) in the first nine months of 2014 compared to $3.8 million ($2.5 million, or $.05 per share, net of income taxes) in the first nine months of 2013.  Substantially all of the insurance recoveries we recognized in the third quarter 2014 relate to a new settlement we reached with one of our insurance carriers in which they agreed to reimburse us for a portion of our past lead pigment litigation defense costs.

Corporate expenses decreased $1.3 million in the third quarter of 2014 as compared to the third quarter of 2013 primarily due to lower litigation and related costs in 2014, and decreased $9.3 million in the first nine months of 2014 as compared to 2013 primarily due to lower environmental remediation and related costs and litigation and related costs and in 2014.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Although NL believes that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, we continue to face many risks and uncertainties. Among the factors that could cause actual future results to differ materially include, but are not limited to:

	Future supply and demand for our products
	The extent of the dependence of certain of our businesses on certain market sectors
	The cyclicality of our businesses (such as Kronos' TiO2 operations)
	Customer and producer inventory levels
	Unexpected or earlier-than-expected industry capacity expansion (such as the TiO2 industry)

Changes in raw material and other operating costs (such as energy, ore, zinc and brass costs) and our ability to pass those costs on to our customers or offset them with reductions in other operating costs

	Changes in the availability of raw material (such as ore)

General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for, among other things, TiO2 and component products)

	Competitive products and substitute products
	Price and product competition from low-cost manufacturing sources (such as China)
	Customer and competitor strategies
	Potential consolidation of Kronos' competitors
	Potential consolidation of Kronos' customers
	The impact of pricing and production decisions
	Competitive technology positions
	Potential difficulties in integrating future acquisitions
	Potential difficulties in upgrading or implementing new manufacturing and accounting software systems
	The introduction of trade barriers
	Possible disruption of Kronos' or CompX's business, or increases in our cost of doing business resulting from terrorist activities or global conflicts
	The impact of current or future government regulations (including employee healthcare benefit related regulations)

Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar), or possible disruptions to our business resulting from potential instability resulting from uncertainties associated with the euro

	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions and cyber attacks)
	Decisions to sell operating assets other than in the ordinary course of business
	Kronos' ability to renew or refinance debt
	Our ability to maintain sufficient liquidity
	The timing and amounts of insurance recoveries
	The extent to which our subsidiaries or affiliates were to become unable to pay us dividends
	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters
	Uncertainties associated with CompX's development of new product features
	Our ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefits of which have been recognized under the more-likely-than-not recognition criteria

Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities or new developments regarding environmental remediation at sites related to our former operations)


Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on former manufacturers of lead pigment and lead-based paint, including us, with respect to asserted health concerns associated with the use of such products)

	The ultimate resolution of pending litigation (such as our lead pigment and environmental matters)
	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected. We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

NL Industries, Inc. is engaged in the component products (security products and performance marine components), chemicals (TiO2) and other businesses.

NL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except earnings per share)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2014	2013	2014

Net sales	$24.2	$26.5	$69.7	$79.1
Cost of sales	16.7	18.3	48.6	54.6

Gross margin	7.5	8.2	21.1	24.5

Selling, general and administrative expense	4.5	4.8	13.8	13.9
Other operating income (expense):
Insurance recoveries	2.2	8.8	3.8	10.0
Other income, net	-	-	-	.1
Corporate expense	(5.6)	(4.3)	(26.8)	(17.5)

Income (loss) from operations	(.4)	7.9	(15.7)	3.2

Equity in earnings (loss) of Kronos Worldwide, Inc.	(9.1)	9.7	(31.9)	24.1

General corporate items:
Interest and dividend income	.7	.3	2.2	1.3
Interest expense	-	-	(.1)	-

Income (loss) before taxes	(8.8)	17.9	(45.5)	28.6

Income tax expense (benefit)	(3.1)	3.8	(23.8)	4.6

Net income (loss)	(5.7)	14.1	(21.7)	24.0

Noncontrolling interest in net income of subsidiary	.2	.2	.6	.9

Net income (loss) attributable to NL stockholders	$(5.9)	$13.9	$(22.3)	$23.1

Net income (loss) per share attributable to NL stockholders	$(.12)	$.29	$(.46)	$.47

Weighted average shares used in the
calculation of net income (loss) per share	48.7	48.7	48.7	48.7

NL INDUSTRIES, INC.
COMPONENTS OF INCOME (LOSS) FROM OPERATIONS
(In millions)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2014	2013	2014

CompX - component products	$3.0	$3.4	$7.3	$10.6
Insurance recoveries	2.2	8.8	3.8	10.0
Other income, net	-	-	-	.1
Corporate expense	(5.6)	(4.3)	(26.8)	(17.5)

Income (loss) from operations	$(.4)	$7.9	$(15.7)	$3.2

CHANGE IN KRONOS' TiO2 SALES
(Unaudited)

	Three months ended	Nine months ended
	September 30,	September 30,
	2014 vs. 2013	2014 vs. 2013

Percentage change in sales:
TiO2 product pricing	(6)%	(5)%
TiO2 sales volume	4	(4)
TiO2 product mix	-	1
Changes in currency exchange rates	1	2

Total	(1)%	(6)%